AGREEMENT 1

This agreement made the 18th day of July 1996.

Between

      Global Gold Corporation

and

      London & International Mercantile Ltd.

and

      HCL Communications Ltd.

Whereas:

Global Gold Corporation (GGC) is a Delaware Corporation with mining interests in the Republic of Armenia comprising the Armenian Gold Recovery Company (AGR) as set out in a Joint Venture Agreement between GGC and the Armenian Government dated 1st May 1996 (JV) (as exhibited in the First Schedule hereto). In accordance with the terms and conditions of the decree issued by the Armenian Government in covenant with the JV, GGC requires the delivery of a Guarantee in the amount of US$250,000.00 (a draft of which is set out in the Second Schedule hereto), (the "Guarantee"), to be delivered to the Ministry of Industry of the Government of Armenia (the "Armenian Government") and is willing to secure the delivery of same by issuing 1,000,000 shares of its common stock (the "Shares") together with warrants to purchase 2,000,000 Shares of GGC (the "Warrants") (as set out in the Seventh Schedule hereto) to the provider of the Guarantee and other security set out herebelow.

London & International Mercantile Ltd. (LIM) is a financial company which is internationally recognised and is of good reputation. LIM is ready, willing and able to issue the Guarantee to the Armenian Government subject to the terms herein.

HCL Communications Ltd. (HCL) is the holder of an Option (the "Option") to purchase the Shares and Warrants. HCL has introduced the other parties to each other, has negotiated this Agreement and is prepared to allow the Shares and Warrants held by HCL under the Option to be used as collateral to secure the issue and delivery of the Guarantee.

Now Therefore:

As collateral security to cover any payment made to the Armenian Government pursuant to the Guarantee after a default under the JV by GGC, GGC hereby issues as a pledge to LIM or to its order or to its assigns 1,000,000 shares of common stock of GGC (the "Shares") which the parties agree are of value equivalent to US$1,500,000.00 valued at US$1.50 per share and the

Warrants (as set out in the Seventh Schedule hereto) as security against delivery of a Guarantee from LIM to the value of US$250,000.00 which shall be made payable to the Armenian Government in substantially the form attached hereto in the Second Schedule.

The Guarantee is payable in the event that GGC fails to acquire the Equipment (the "Equipment") as set out in the Third Schedule hereto by February 1, 1997. Further in any event the Guarantee shall be valid for up to twelve (12) months only.

A. In Consideration of the delivery of the Guarantee GGC shall simultaneously deliver the following documentation to LIM.

1.    (a)   A certificate for 1,000,000 Shares of GGC with the Warrants attached free of any charge, encumbrance or lien, subject only to the Option in favour of HCL as set out in the Fifth Schedule hereto, pledged as collateral security to cover any payment made to the Armenian
            Government pursuant to the Guarantee after a default under the JV by GGC.

      (b) A letter confirming a right to LIM to arrange a lease-purchase rental, borrowing or other facility to enable GGC to acquire the Equipment (to a value of not less than US$5 million) and an undertaking that the terms offered by LIM with respect thereto will not be refused if such terms are commercially competitive both on the price of the Equipment and the lease terms. In the event that such offer by LIM is not accepted by GGC then GGC shall without protest or deduction pay LIM a penalty of US$250,000.

      (c) The Personal Pledges of Drury Gallagher and Robert A. Garrison the Directors of GGC as set out in the Eight Schedule.

2. A letter signed by Patterson Belknap, Webb & Tyler, Attorneys ("PBW&T") or the Law Offices of Stephen R. Field, general counsel to GGC, confirming that:

      (a) GGC has the lawful authority to issue the Shares and Warrants to LIM.

      (b) GGC will promptly arrange the issued of the Shares and Warrants to LIM pledged as security for the Guarantee.

      (c) The Guarantee is required by the Armenian Government under the terms of the decree issued by the Armenian Government in connection with the execution and delivery of the JV and the draft set out in the Second Schedule is in a form and manner acceptable to the Armenian Government.

      (d) To the best of attorney's knowledge attorneys do not know of any condition or restriction which would prevent the granting of a NASDAQ Electronic Bulletin Board listing of the common stock of GGC within a reasonable period of time after the issue and delivery of the Guarantee although attorneys cannot predict the actual date thereof because the processing, of the appropriate documentation to be filed, by NASDAQ in connection therewith varies from case to case. A letter signed by Stephen R. Filed General Counsel to GGC dated July 1996, setting out the options open to GGC is attached hereto in the Ninth Schedule.

      (e) In the event of a default by GGC either before or after NASDAQ quotation there are no restrictions on the sale by LIM or other holder who is resident outside the USA of shares of common stock of GGC for the full market value thereof without being subject to US income tax, provided that LIM or such other holder is not engaged in a trade or business in the United States and the income from such sale is not effectively connected with the conduct of any such business for US income tax purposes.

      (f) GGC is lawfully able to make the warranties and undertakings given by it in Clause 3. herein.

3.    GGC hereby undertakes, warrants and agrees as follows:

      (a) GGC will issue 1,000,000 shares of common stock (the Shares) together with the Warrants in GGC to LIM as security for the issue by LIM of the Guarantee subject to the terms and conditions of this Agreement which Shares and Warrants will be delivered upon the execution and delivery hereof to M. Slattery who will hold same as agent of GGC until receipt by LIM of confirmation of the acceptance of the Guarantee by the Armenian Government and thereafter he will deliver same to LIM.

      (b) GGC will purchase, lease or lease purchase the Equipment to a value of at least US$5 million as set out in the Third Schedule hereto from LIM subject only to the terms of Clause A. 1. (b) and deliver same to Armenia, subject to the terms and conditions of this Agreement. A letter undertaking to accept such offer of finance for the Equipment by GGC is set out in the Tenth Schedule.

      (c) GGC will cause the Equipment to be delivered into Armenia by the 31st December 1996 and will be in operation on site in Armenia within six (6) months of crossing the Armenian Border, subject to the absence of any force majeure conditions (such as war, civil unrest, strikes, riots, border closings, natural disasters or any similar factor beyond the control of GGC in which circumstance the Armenian Government will not seek payment under the Guarantee.

      (d) The Equipment will be subject to a fixed charge in favour of LIM and will not be sold either in whole or in part to any third party and will remain in the sole and exclusive possession and ownership of GGC, or its wholly-owned subsidiary thereof or the AGR until after LIM has been discharged from its obligations under the Guarantee and LIM has been paid all its fees specified in the twelfth Schedule hereto.

      (e) GGC will at all times maintain full insurance coverage over the Equipment to a value to cover the full cost of its replacement in the event of its damage or loss for reasons of theft, seizure, explosion, riot or other civil commotion, war, insurrection or assault or from fire, earthquake, flood or other natural hazard and LIM as holder of a charge over the Equipment as set out in Clause A.
            3. (d) shall be named as an additional insured party in said coverage.

       (f) GGC will use its best efforts to acquire further insurance to cover any loss incurred as a result of late delivery or late putting into operation of the Equipment, to the extent available on terms reasonably acceptable to GGC and LIM, and LIM shall be named as an additional insured party in said coverage.

       (g)  GGC expects to have a NASDAQ Bulletin Board quotation within sixty
            (60) days of the date of issue of the Guarantee and in any event will seek a Full NASDAQ Small Cap Listing within ninety (90) days provided GGC meets the NASDAQ equity test.

       (h) That in the event that LIM, after sale of the Shares and other recovery as set out herein, is not fully refunded its outlay and fees from HCL as set out in the Fifth Schedule herein, LIM shall be paid any shortfall by the two above mentioned directors of GGC.

       (i) GGC represents that it expects to receive an offer to purchase its shares from Mr. Franco Boule or his assigns within thirty days which if accepted by GGC would raise a sum in excess of US$5,000,000 for the use of GGC.

       (j) All legal fees, charges, and validity fees charged by LIM as are set out in the Twelfth Schedule hereto will be paid for by GGC as and when set out in said Twelfth Schedule.

       (k) GGC has no knowledge of any condition of restriction which would prevent the granting of a NASDAQ Electronic Bulletin Board listing for its common stock within a period of sixty (60) days of the date of issue and delivery of the Guarantee.

4.    GGC exhibits herewith:

       (a)  A copy of the JV in the First Schedule hereto.

       (b) A copy of the GGC 10-KSB for the year ended December 31, 1995 in the Fourth Schedule hereto.

5. GGC will honour the Option in favour of HCL after release by LIM of the Shares and Warrants from the pledge in consideration for HCL hereby agreeing to allow the Optioned Shares to be so pledged.

B.    In consideration of which LIM shall:

      (a) Issue the Guarantee within one (1) business day and deliver the Guarantee to the Armenian Government within three (3) business days after execution and delivery of this Agreement.

      (b) Offer financial terms for the acquisition of the Equipment as described in clause A.1. (b) hereof.

      (c) Enter into a Subsidiary Agreement with HCL as set out in the Fifth Schedule hereto.

      (d) Return the certificate for 1,000,000 shares of common stock (the Shares) and the Warrants of GGC to GGC within ten (10) business days after the expiration of the Guarantee if no payment has been made to the Armenian Government and if HCL has not exercised the Option or return such remaining unsold Shares if HCL has exercised its Option in part. Upon expiration of the Guarantee without any payment made thereunder by LIM, all of LIM's rights with respect to the Shares and the Warrants as collateral security shall terminate without any further action on the part of LIM and simultaneously therewith LIM's charge over the Equipment under Clause A. 3. (d) hereof shall terminate in full without any further action on LIM's part.

C.    Miscellaneous

      (a) It is agreed that the terms and conditions, warrants and undertakings given herein are separate, distinct and independent from terms and conditions, warrants and undertakings given in the Agreement 2 dated 18th July 1996 (Kilborn Agreement).

      (b) No Party shall, without the prior consent in writing of the other Parties, assign, transfer or otherwise part with control of its benefits or burdens hereunder.

      (c) This Agreement shall be binding on the successors and assigns of the Parties hereto.

      (d) The Parties and arbitrators are charged to apply this Agreement in good faith as it is written taking into account the fair and reasonable expectations of the Parties as expressed herein.

      (e) The Parties agree to refer all unsettled disputes arising out of this Agreement to the International Chamber of Commerce, under the Rules of Conciliation and Arbitration, for arbitration by a panel of three arbitrators. LIM may appoint one Arbitrator and GGC shall appoint another, HCL shall appoint a third arbitrator; provided that if all three arbitrators have not been appointed within thirty days after the party submitting the matter in dispute has notified the other Parties of such submission, any Party may apply to the International Chamber of Commerce, London England to appoint the remaining arbitrators. This Agreement shall be interpreted in accordance with and be governed by English Law. The place of arbitration of any matter to be settled shall be London, England.

      (f) No Party shall be in breach of the Agreement if there is any total or partial failure of performance by it of its duties and obligations under this Agreement occasioned by any act of God, fire, act of Government, or State, war, civil commotion, insurrection, embargo, prevention from, or hindrance in, obtaining raw materials, energy or other supplies, labour disputes of whatever nature and any other reason beyond the control of either Party. If a Party is unable to perform its duties and obligations under the Agreement as a direct result of the effect of one of those reasons that Party shall give written notice to the others of the inability stating the reason in question. The operation of this Agreement shall be suspended during the period in which the reason continues. Forthwith upon the reason ceasing to exist the Party relying upon it shall give written advice to the others of this fact. If the reason continues for more than one year and substantially affects the commercial basis of this Agreement the Party not claiming relief under this clause shall have the right to terminate this Agreement upon giving twenty days written notice of such termination to the non-performing Party.

      (g) If any provision or term of this Agreement or any part thereof shall become or be declared illegal, invalid or unenforceable for any reason in one or more jurisdictions it shall be deemed to be deleted from this Agreement in the jurisdiction or jurisdictions in question provided always that if any such deletion substantially affects or alters the commercial basis of this Agreement the Parties shall negotiate in good faith to amend and modify the provisions and terms of this Agreement as may be necessary to give effect to the true desire of the Parties herein or otherwise may be desirable in the circumstances.

      (h) Each Party shall be responsible for its own taxes, duties and other government charges.

      (i) This Agreement together with the Schedules embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements understandings or arrangements with respect to the subject matter hereof.

      (j) This Agreement may be amended, modified, varied or supplanted by the Parties mutually agreeing to do so in writing.

      (k) No failure or delay by any Party to exercise any right of remedy under this Agreement shall be construed as a waiver thereof nor shall any single or partial exercise of any right or remedy be construed as a waiver as the case may be. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

      (l) Each of the Parties hereto shall be responsible for its own legal and other advisory costs incurred in the preparation of this Agreement. This Clause is without prejudice to and does not affect LIM's right to collect all fees set out in the Twelfth Schedule.

      (m) Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or sent to the principal place of business of the recipient by hand (and receipt acknowledged), or by an internationally recognised overnight delivery service (such as Federal Express).

      (n) The Parties may expressly agree to accept notice or other document by telex, facsimile, computer transmission or other electronic media at the principal place of business or other stated address of the receiving Party.

      (o) In the event that HCL executes the purchase of 2,000,000 shares of GGC common stock together with the warrants (to purchase 4,000,000 shares of GGC common stock attached) pursuant to the Stock Purchase Agreement hereto attached and set out in the Seventh Schedule the Shares and Warrants (issued hereunder) as collateral security, but which are returned to GGC hereunder, shall be part of the total package of shares and warrants that are made available to HCL by GGC (by Stock Purchase Agreement dated 1996 in accordance with said Stock Purchase Agreement.

IN WITNESS WHEREOF the undersigned duly authorised representatives of the Parties hereto have hereunto executed and sealed this Agreement on the day and year first above written.


Global Gold Corporation


By       /s/  Drury J. Gallagher
         -----------------------
Name:    Drury J. Gallagher
Title:    President


Witness: /s/  Robert Garrison
         ------------------------


London & International Mercantile Ltd.


By        /s/  Roy A. Woodward
         ------------------------
Name:    Roy A. Woodward
Title:   Director


Witness: /s/ Niall Taylor
         ------------------------


HCL Communications Ltd.


By       /s/  Alec Trustram Eve
         ------------------------
Name:    Alec Trustram Eve
Title:   Executive


Witness: /s/ Niall Taylor
         ------------------------

                                 FIFTH SCHEDULE

Subsidiary Agreement dated 18th July 1996

London & International Mercantile Ltd. (LIM)

HCL Communications Ltd. (HCL)

and

Global Gold Corporation (GGC)

Whereas in Agreement 1. (the "Agreement") between LIM, GGC and HCL, LIM has agreed to deliver a Guarantee to the Armenian Government and GGC has agreed to issue as a pledge 1,000,000 shares of common stock (the "Shares") and 2,000,000 warrants (the "Warrants"), in GGC held by HCL under an option agreement (the "Option") to LIM.

HCL under the Option may at any time up to sixty one (61) days after the date of execution and delivery hereof offer to by all or part of the Shares and Warrants pursuant to the Stock Purchase Agreement set out in the Seventh Schedule and LIM agrees to allow HCL to exercise the Option by making payment for the Shares for the sum of US$1.50 per Share and the Warrants at the price set forth in the Stock Purchase Agreement, to LIM during the continuance of the Guarantee and thereafter, if there is no payment made by LIM under the Guarantee, to GGC.

LIM and GGC agree to honour the Option and GGC agrees that HCL may purchase all or part of the Shares and Warrants for the said sum of US$1.50 per Share and the Warrants at the price set out in the Stock Purchase Agreement in the Seventh Schedule.

Now therefore

In consideration of the Option granted by GGC to HCL to buy all or part of the Shares and Warrants to HCL by GGC and which grant is accepted and approved by LIM, HCL agrees to do as follows:

(a) If HCL offers to buy all or part of the Shares HCL shall promptly pay US$1.50 per share for the Shares and the Warrants. Any payment thus made during the continuance of the Guarantee will be received by LIM as replacement security for the issue of the Guarantee and LIM's fees as set out in the Twelfth Schedule hereto and held in escrow by LIM until release of the Guarantee, in the same manner as the Shares and Warrants were held until purchase by HCL.

(b) If HCL fails to offer to purchase all or part of the Shares within a period of sixty one (61) days from the date of execution and delivery hereof then HCL shall forfeit its Option.

(c) The Miscellaneous provisions in Clause C. of the Agreement apply to this Subsidiary Agreement where appropriate.

IN WITNESS WHEREOF the undersigned duly authorised representatives of the Parties hereto have hereunto executed and sealed this Subsidiary Agreement on the day and year first above written.


London & International Mercantile Ltd.


By        /s/  Roy A. Woodward
          ------------------------
Name:     Roy A. Woodward
Title:    Director


Witness:  /s/  Niall Taylor
          ------------------------


HCL Communications Ltd.


By        /s/  Alec Trustram Eve
          ------------------------
Name:     Alec Trustram Eve
Title:    Executive


Witness:  /s/  Niall Taylor
          ------------------------


Global Gold Corporation


By        /s/  Drury J. Gallagher
          ------------------------
Name:     Drury J. Gallagher
Title:    President


Witness:  /s/  Robert Garrison
          ------------------------

                                 SIXTH SCHEDULE

Personal undertaking of Alec Trustram Eve

I Alec Trustram Eve hereby undertake as follows

That in consideration of the signing by all parties of the Agreement and the Subsidiary Agreement in the Fifth Schedule I will

(a) Establish and register HCL Communications Ltd. as a Private Limited Company registered in England.

(b) Transfer to and bind HCL to honour the Subsidiary Agreement as set out in the Fifth Schedule to the Agreement.


Signed:      /s/  Alec Trustram Eve
             ------------------------


Witnessed:   /s/  Niall Taylor
             ------------------------

Dated:       18 July 1996
             ------------------------

                                 EIGHT SCHEDULE

Personal Pledge by Directors of GGC

We being two of the directors of GGC as part of the security given to LIM under the Principal Agreement herewith, hereby personally, jointly and severally pledge, commit, promise and undertake that:

      In the event that the Guarantee issued by LIM in accordance with the terms of the Agreement is called upon by the Armenian Government and LIM makes payment of the sum of US$250,000 to the Armenian Government;

      should LIM after sale of the Shares and Warrants (held as pledge) not have realised, from the proceeds of said sale, sufficient funds to recover the principal sum of US$250,000 paid under the Guarantee together with the costs, charges and fees as set out in the Twelfth Schedule hereto and all other reasonable fees and costs incurred by LIM in issuing the Guarantee and perfecting the Shares and Warrants as security and the recovery, safekeeping, offer and sale of the Shares and Warrants we will jointly and severally without protest or deduction pay to LIM an amount to cover the difference between all moneys due to LIM and the actual moneys recovered by LIM from the sale as herein set out.


Signed:      /s/  Drury J. Gallagher
             ------------------------
                  Drury J. Gallagher


Signed:      /s/  Robert Garrison
             ------------------------
                  Robert A. Garrison


Dated:       July 18, 1996

                                 TENTH SCHEDULE

                                 GGC Letterhead

As an inducement for London & Mercantile Ltd. and HCL Communications Ltd. to enter into Agreement 1. with Global Gold Corporation (GGC) to which this
Schedule is attached:

      GGC will purchase, lease or lease purchase, or by other mutually agreed means, acquire the Equipment as set out in the Third Schedule to the Principal Agreement, to a value of at least US$5 million from LIM.

      The terms offered by LIM with respect thereto will not be refused if such terms are commercially competitive both as to price of the Equipment and the lease terms. This offer shall be made by LIM on or before the 1st November 1996, conditional upon receipt by 1st October 1996 from GGC of a full list of Equipment required.

      In the event either (a) GGC does not provide a full list of Equipment required by 1st October 1996 and consequently LIM is not able to make an offer or (b) after receipt of said list of Equipment and the making of an offer by LIM that such offer by commercially competitive as to price of Equipment and the lease terms the GGC shall pay LIM on February 1st 1997, a penalty of US$250,000.


Global Gold Corporation


Signed:      /s/  Drury J. Gallagher
             ------------------------

Dated:       July 18, 1996

                                TWELFTH SCHEDULE

      Payable by GGC as and when set out herein

(a) 1.75% per US$250,000 ($4,375) payable upon confirmation by LIM that it is about to deliver the Guarantee to the Armenian Government.

(b) Validity cost 0.5% per month (minimum period of six months) therefore cost is $7,500 for the Guarantee payable upon the signing hereof.

(c) Reasonable legal fees (not to exceed US$3,000) in reviewing this Agreement invoiced by LIM payable as and when invoiced.